Exhibit 16.2

Gately & Associates, LLC

June 11, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K/A filed June 2, 2008, of American Business Holdings Inc., and are in agreement with the statements contained in the second, third, and fifth paragraphs of that Item.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Gately & Associates, LLC

Gately & Associates, LLC